Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Jane Elliott, Chief Communications and HR Officer	Cam Potts, VP, Communications
770-833-3500	651-233-7735
investorrelations@Deluxe.com	Cameron.Potts@Deluxe.com

DELUXE REPORTS SOLID SECOND QUARTER 2020 PERFORMANCE AND DECLARES REGULAR DIVIDEND

•	Strong positive cash flow from operations with healthy margins

•	Confidence in liquidity-paid down $100M on revolver in July

•	Transformation momentum accelerates with historic sales successes

Shoreview, Minn. – July 30, 2020 – Deluxe (NYSE: DLX), a Trusted Business Technology™ company, today reported operating results for its second quarter ended June 30, 2020.

“Deluxe delivered stronger than expected second quarter performance. Our cash flow from operations exceeded last year’s quarterly performance, enabling us to pay down $100 million on the revolving credit facility in July, and declare our regular dividend. Our reported revenue partially recovered from the April low, declining $84 million for the second quarter as compared to last year. We believe the company continued its historic sales-driven revenue growth from the first quarter, excluding our estimate of COVID-19 impact. GAAP margins stabilized and Adjusted EBITDA margins rebounded to our pre-COVID-19 range,” said Barry McCarthy, President & CEO of Deluxe. “Our sales-driven ‘One Deluxe’ transformation is working too. We signed 4 of our top 25 prospects and further built our already strong sales pipeline. Our robust financial health has proven to be a significant competitive advantage in these wins,” added McCarthy.

McCarthy continued, “We are grateful to our fellow Deluxers who have unfailingly provided selfless service to our customers as COVID-19 unfolded. We have proven we are agile and innovative at all levels, further evidence our ‘One Deluxe’ strategy is working. We are a trusted business technology company with the ability to generate strong revenue with healthy margins and are confident we will deliver strong shareholder value over the long-term.”

Second Quarter 2020 Financial and Segment Highlights

	2nd Quarter 2020	2nd Quarter 2019	% Change
Revenue	$410.4 million	$494.0 million	(16.9%)
Net Income	$14.9 million	$32.6 million	(54.3%)
Adjusted EBITDA	$83.8 million	$117.5 million	(28.7%)
Diluted EPS – GAAP	$0.35	$0.75	(53.3%)
Adjusted Diluted EPS	$1.15	$1.64	(29.9%)

•	Revenue was $83.6 million lower than last year. COVID-19 negatively impacted our results in the quarter, primarily across our Promotional Solutions, Cloud Solutions and Check segments.

•
The Payments segment delivered strong revenue growth of 12.6% over the same period last year, benefiting from Treasury Management revenue growth of 20.5% in the second quarter driven primarily by previously announced and continuing business wins.

•
Net income decreased $17.7 million, driven primarily by the challenging business environment resulting from COVID-19, previously disclosed investments in the Company’s business transformation and a pretax asset impairment charge of $4.9 million related to management's ongoing rationalization of the Company's real estate footprint.

•	Adjusted EBITDA declined by $33.7 million compared to the prior year quarter, while adjusted EBITDA margin improved from the first quarter 2020 by 330 basis points to 20.4%.

•
Cash flow from operations for the period ending June 30, 2020 was $109.7 million and capital expenditures were $27.1 million. Free cash flow, defined as cash provided by operating activities, less capital expenditures, was $82.6 million, an improvement of $9.8 million as compared to last year.

•
Cash flow from operations was negatively impacted by the same factors that impacted net income, but was offset by steps taken to maintain liquidity, including various expense reductions and delays in U.S federal income and payroll tax payments provided for under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

•	At the end of the second quarter, the Company had $1.14 billion of total debt outstanding under its revolving credit facility, compared to $883.5 million at the beginning of 2020.

•
Cash and cash equivalents were $372.0 million at the end of the quarter, resulting in net debt of $768.0 million, a two-year low. Net debt is a non-GAAP financial measure as defined in the reconciliation tables attached.

•
As a result of this strong liquidity position, the Company made the decision in July to paydown $100.0 million of debt under its revolving credit facility. The Company’s outstanding balance under this facility was $1.04 billion as of July 17, 2020.

Outlook

Due to the significant ongoing uncertainties in the macro-economic environment, the Company previously withdrew its 2020 outlook, and is not providing third quarter or full year financial guidance at this time.

Observations and Expectations:

•	Slight sequential total revenue improvement from the second quarter in the back half of the year;

•
Payments segment expected to continue to experience year-over-year revenue growth, driven by new client wins and strong demand for our services; margin compression is expected from significant new customer on-boarding expense and COVID-19-related delay in some customers’ initiatives;

•
Cloud Solutions segment revenue expected to track with the overall recovery for small businesses, slightly recovering sequentially as the year progresses; this assumes normal demand for data-driven marketing services returns towards the end of the year;

•	Promotional Solutions segment has added new products to offset COVID-related declines; expecting revenue to slightly improve sequentially over the remainder of the year; and

•	Checks segment expected to decline at a lesser rate in the second half of the year, improving sequentially for the remainder of the year.

Capital Allocation and Dividend
The Company’s Board of Directors approved a regular quarterly dividend of $0.30 per share on all outstanding shares of the Company. The dividend will be payable on September 8, 2020 to all shareholders of record as of the close of business on August 24, 2020.

Earnings Call Information
A live conference call will be held today at 4:45 p.m. ET (3:45 p.m. CT) to review the financial results. Listeners can access the call by dialing 1-651-247-0252 (access code 6675834). A presentation also will be available via a webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available after 8:00 p.m. ET and through midnight on August 6, 2020 by dialing 1-404-537-3406 (access code 6675834).

About Deluxe Corporation
Deluxe is a Trusted Business Technology™ company that champions business so communities thrive. Our solutions help businesses pay and get paid, accelerate growth and operate more efficiently. For more than 100 years, we’ve been helping businesses succeed at all stages of their lifecycle, from start-up to maturity. Our unparalleled global scale supporting approximately 4.5 million small businesses, over 4,000 financial institutions and hundreds of the world’s largest consumer brands uniquely positions Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, the Company’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: potential continuing negative impacts from pandemic health issues, such as the coronavirus / COVID-19, along with the impact of government stay-at-home orders or other similar directives on our future financial results of operations, our future financial condition, and our ability to continue business activities in affected regions; the impact that further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the Company’s ability to execute its transformational strategy and to realize the intended benefits; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s checks, check-related products and services and business forms; risks that the Company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms, are delayed or unsuccessful; intense competition; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; the risk that future acquisitions will not be consummated; risks that any such acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to the Company’s website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. The Company’s forward-looking statements speak only as of the time made, and management assumes no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2019 and in the Company's Form 10-Q for the quarter ended March 31, 2020.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)
(in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Product revenue	$278.7	$347.1	$609.4	$697.6
Service revenue	131.7	146.9	287.4	295.5
Total revenue	410.4	494.0	896.8	993.1
Cost of products	(102.9)	(133.8)	(224.4)	(265.1)
Cost of services	(59.4)	(68.7)	(139.9)	(137.1)
Total cost of revenue	(162.3)	(202.5)	(364.3)	(402.2)
Gross profit	248.1	291.5	532.5	590.9
Selling, general and administrative expense	(198.5)	(222.4)	(435.8)	(452.5)
Restructuring and integration expense	(20.4)	(17.3)	(38.0)	(22.8)
Asset impairment charges	(4.9)	—	(95.2)	—
Operating income (loss)	24.3	51.8	(36.5)	115.6
Interest expense	(6.1)	(9.2)	(13.2)	(18.5)
Other income	1.8	2.2	6.3	3.9
Income (loss) before income taxes	20.0	44.8	(43.4)	101.0
Income tax provision	(5.1)	(12.2)	(1.9)	(27.2)
Net income (loss)	$14.9	$32.6	($45.3)	$73.8
Weighted average dilutive shares	41.9	43.6	42.0	43.8
Diluted earnings (loss) per share	$0.35	$0.75	($1.10)	$1.68
Adjusted diluted earnings per share	1.15	1.64	2.24	3.18
Capital expenditures	20.7	17.7	27.1	32.3
Depreciation and amortization expense	26.7	32.5	55.1	64.9
EBITDA	52.8	86.5	24.9	184.4
Adjusted EBITDA	83.8	117.5	167.2	231.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars and shares in millions)
(Unaudited)

	June 30, 2020	December 31, 2019	June 30, 2019
Cash and cash equivalents	$372.0	$73.6	$66.7
Other current assets	344.3	398.6	378.3
Property, plant & equipment	77.9	96.5	91.5
Operating lease assets	45.0	44.4	44.0
Intangibles	230.7	276.1	325.7
Goodwill	736.8	804.5	1,158.8
Other non-current assets	253.4	249.6	249.0
Total assets	$2,060.1	$1,943.3	$2,314.0

Total current liabilities	$358.5	$407.9	$349.6
Long-term debt	1,140.0	883.5	951.0
Non-current operating lease liabilities	34.2	33.6	33.5
Deferred income taxes	3.3	14.9	51.9
Other non-current liabilities	38.8	32.5	33.9
Shareholders' equity	485.3	570.9	894.1
Total liabilities and shareholders' equity	$2,060.1	$1,943.3	$2,314.0
Shares outstanding	41.9	42.1	42.9
Number of employees	6,623	6,352	6,485

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash provided (used) by:
Operating activities:
Net (loss) income	($45.3)	$73.8
Depreciation and amortization of intangibles	55.1	64.9
Asset impairment charges	95.2	—
Prepaid product discount payments	(15.8)	(16.2)
Other	20.5	(17.4)
Total operating activities	109.7	105.1
Investing activities:
Purchases of capital assets	(27.1)	(32.3)
Other	1.8	(0.5)
Total investing activities	(25.3)	(32.8)
Financing activities:
Net change in debt	256.5	41.0
Dividends	(25.5)	(26.2)
Share repurchases	(14.0)	(78.9)
Shares issued under employee plans	2.4	1.6
Net change in customer funds obligations	(31.4)	(10.7)
Other	(2.4)	(4.3)
Total financing activities	185.6	(77.5)
Effect of exchange rate change on cash, cash equivalents, restricted cash and restricted cash equivalents	(6.5)	4.0
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	263.5	(1.2)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of year	174.8	145.3
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$438.3	$144.1
Free cash flow	$82.6	$72.8

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Payments	$72.2	$64.1	$149.2	$129.3
Cloud Solutions	53.9	78.9	129.9	157.2
Promotional Solutions	117.9	155.6	260.7	311.4
Checks	166.4	195.4	357.0	395.2
Total	$410.4	$494.0	$896.8	$993.1
Adjusted EBITDA:
Payments	$15.6	$18.0	$33.6	$34.8
Cloud Solutions	14.1	19.1	29.1	36.2
Promotional Solutions	13.9	22.3	25.1	45.9
Checks	82.7	99.8	173.4	202.1
Corporate	(42.5)	(41.7)	(94.0)	(87.8)
Total	$83.8	$117.5	$167.2	$231.2
Adjusted EBITDA Margin:
Payments	21.6%	28.1%	22.5%	26.9%
Cloud Solutions	26.2%	24.2%	22.4%	23.0%
Promotional Solutions	11.8%	14.3%	9.6%	14.7%
Checks	49.7%	51.1%	48.6%	51.1%
Total	20.4%	23.8%	18.6%	23.3%

Effective January 1, 2020, the Company reorganized its operations into four reportable business segments based on its product and service offerings. In addition, management began utilizing Adjusted EBITDA to determine the allocation of Company resources and to assess segment operating performance. Adjusted EBITDA is the measure of segment performance presented in the Company's Form 10-Q for the quarter ended March 31, 2020 in accordance with Accounting Standards Codification 280. Corporate consists of those costs that are not directly attributable to a business segment, primarily marketing, accounting, information technology, facilities, executive management, legal, tax and treasury costs that support the corporate function. Corporate also includes other income. Prior period information has been revised to reflect these changes. A reconciliation of net income (loss) to total Adjusted EBITDA can be found later in this release.

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in millions)
(Unaudited)

EBITDA AND ADJUSTED EBITDA

Management discloses EBITDA and Adjusted EBITDA because it believes they are useful in evaluating the Company's operating performance, as the calculations eliminate the effect of interest expense, income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items, as presented below, that may vary for companies for reasons unrelated to overall operating performance. In addition, management utilizes Adjusted EBITDA to assess the operating results and performance of the business, to perform analytical comparisons and to identify strategies to improve performance. Management also believes that an increasing EBITDA and Adjusted EBITDA depict an increase in the value of the company. Management does not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes, debt service payments or capital investments. Management does not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, management believes that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures.

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$14.9	$32.6	($45.3)	$73.8
Interest expense	6.1	9.2	13.2	18.5
Income tax provision	5.1	12.2	1.9	27.2
Depreciation and amortization expense	26.7	32.5	55.1	64.9
EBITDA	52.8	86.5	24.9	184.4
Asset impairment charges	4.9	—	95.2	—
Restructuring, integration and other costs	20.5	17.7	40.1	24.0
CEO transition costs	0.2	1.9	—	7.4
Share-based compensation expense	5.4	5.4	9.1	8.7
Acquisition transaction costs	—	—	—	0.2
Certain legal-related expense	—	6.0	(2.1)	6.4
Loss on sales of customer lists	—	—	—	0.1
Adjusted EBITDA	$83.8	$117.5	$167.2	$231.2

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

ADJUSTED DILUTED EPS

By excluding the impact of non-cash items or items that may not be indicative of ongoing operations, management believes that Adjusted Diluted EPS provides useful comparable information to assist in analyzing the Company's current and future operating performance. As such, Adjusted Diluted EPS is one of the key financial performance metrics used to assess the operating results and performance of the business and to identify strategies to improve performance. It is reasonable to expect that one or more of the excluded items will occur in future periods, but the amounts recognized may vary significantly. Management does not consider Adjusted Diluted EPS to be a substitute for GAAP performance measures, but believes that it is a useful performance measure that should be considered in addition to GAAP performance measures.

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$14.9	$32.6	($45.3)	$73.8
Asset impairment charges	4.9	—	95.2	—
Acquisition amortization	13.7	18.8	28.4	37.8
Restructuring, integration and other costs	20.5	17.7	40.1	24.0
CEO transition costs	0.2	1.9	—	7.4
Share-based compensation expense	5.4	5.4	9.1	8.7
Acquisition transaction costs	—	—	—	0.2
Certain legal-related expense	—	6.0	(2.1)	6.4
Loss on sales of customer lists	—	—	—	0.1
Adjustments, pre-tax	44.7	49.8	170.7	84.6
Income tax provision impact of pre-tax adjustments(1)	(11.2)	(10.9)	(30.3)	(18.9)
Adjustments, net of tax	33.5	38.9	140.4	65.7
Adjusted net income	48.4	71.5	95.1	139.5
Income allocated to participating securities	—	—	(0.1)	(0.2)
Re-measurement of share-based awards classified as liabilities	—	(0.1)	(0.8)	—
Adjusted income available to common shareholders	$48.4	$71.4	$94.2	$139.3

GAAP Diluted EPS	$0.35	$0.75	($1.10)	$1.68
Adjustments, net of tax	0.80	0.89	3.34	1.50
Adjusted Diluted EPS(2)	$1.15	$1.64	$2.24	$3.18

(1) The tax effect of the pretax adjustments considers the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact that approximates the U.S. effective tax rate for each adjustment. However, the tax impact of certain adjustments, such as asset impairment charges, share-based compensation expense and CEO transition costs, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions.

(2) The total of weighted-average shares and potential common shares outstanding used in the calculation of adjusted diluted EPS for the six months ended June 30, 2020 was 132 thousand shares higher than that used in the GAAP diluted loss per share calculation. Because of the net loss in the first half of 2020, the GAAP calculation excluded a higher number of share-based compensation awards that were antidilutive.

DELUXE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (continued)
(in millions)
(Unaudited)

NET DEBT

Net debt is not a GAAP financial measure. Nevertheless, management believes that net debt is an important measure to monitor leverage and evaluate the balance sheet. In calculating net debt, cash and cash equivalents are subtracted from total debt because they could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and cash equivalents, and therefore, may imply that management intends to use cash and cash equivalents to reduce outstanding debt and that there is less Company debt than the most comparable GAAP measure indicates.

	June 30, 2020	December 31, 2019	June 30, 2019
Total debt	$1,140.0	$883.5	$951.0
Cash and cash equivalents	(372.0)	(73.6)	(66.7)
Net debt	$768.0	$809.9	$884.3

FREE CASH FLOW

Management believes that free cash flow is an important indicator of cash available for debt service and for shareholders, after making capital investments to maintain or expand the Company’s asset base. Free cash flow is limited and not all of the Company’s free cash flow is available for discretionary spending, as the Company may have mandatory debt payments and other cash requirements that must be deducted from its cash available for future use. Free cash flow is not a substitute for GAAP liquidity measures. Instead, management believes that this measurement provides an additional metric to compare cash generated by operations on a consistent basis and to provide insight into the cash flow available to fund items such as share repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments.

	Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$109.7	$105.1
Purchases of capital assets	(27.1)	(32.3)
Free cash flow	$82.6	$72.8

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